Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 14
Dated January 24, 2011
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 14 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplements dated January 5, 2010, January 27, 2010, March 2, 2010, March 16, 2010, May 6, 2010, May 11, 2010, June 4, 2010, June 21, 2010, July 19, 2010, August 9, 2010, August 13, 2010, November 9, 2010 and January 10, 2011, the “Prospectus”). You should read this Prospectus Supplement No. 14 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2011.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 14 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 14 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 14 is January 24, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 20, 2011
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32567	74-2966572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 20, 2011, Alon USA Energy, Inc. (the “Company”) entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Master SPV, Ltd., a Cayman Island exempt limited partnership (“YA Global”). Pursuant to the terms and conditions of the SEDA, YA Global is committed to purchase up to $25 million of the Company’s common stock (the “Common Stock”) over a two-year commitment period.
     From time to time, and at the Company’s sole discretion, it may present YA Global with advance notices to purchase up to $1 million of the Common Stock, subject to increase by up to 50% upon the satisfaction of certain terms and conditions in the SEDA or unless otherwise agreed to by the parties. YA Global will purchase the Common Stock at 98.5% of the lowest volume weighted average price, or VWAP, of the Common Stock on the New York Stock Exchange during the five trading day period following the advance notice. The Company will issue the Common Stock under the SEDA pursuant to its effective Registration Statement on Form S-3 (Registration No. 333-171111) filed with the Securities and Exchange Commission on December 12, 2010.
     A copy of the SEDA is attached as Exhibit 10.1 and is incorporated herein by reference. The description of the SEDA contained herein is qualified in its entirety by reference to the full text thereof.

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Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
10.1	Standby Equity Distribution Agreement, dated as of January 20, 2011, among Alon USA Energy, Inc. and YA Global Master SPV, Ltd.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
By:	/s/ Sarah Braley Campbell
Sarah Braley Campbell
Secretary

Date: January 21, 2011

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Exhibit Index

Exhibit
Number	Description
10.1	Standby Equity Distribution Agreement, dated as of January 20, 2011, among Alon USA Energy, Inc. and YA Global Master SPV, Ltd.

5

Exhibit 10.1
STANDBY EQUITY DISTRIBUTION AGREEMENT
          THIS AGREEMENT dated as of January 20, 2011 (this “Agreement”) between YA GLOBAL MASTER SPV LTD., a Cayman Islands exempt limited partnership (the “Investor”), and ALON USA ENERGY, INC. a corporation organized and existing under the laws of the State of Delaware (the “Company”).
          WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company up to $25,000,000 of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and
          WHEREAS, the offer and sale of the shares of Common Stock issuable hereunder have been registered by the Company in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), on a registration statement on Form S-3.
          NOW, THEREFORE, the parties hereto agree as follows:
Article I. Certain Definitions
Section 1.01 “Advance” shall mean the portion of the Commitment Amount requested by the Company in the Advance Notice.
Section 1.02 “Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.
Section 1.03 “Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the Advance amount that the Company requests from the Investor.
Section 1.04 “Advance Notice Date” shall mean each date the Company delivers (in accordance with Section 2.01(b) of this Agreement) to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement.
Section 1.05 “Base Prospectus” shall mean the Company’s prospectus accompanying the Registration Statement.
Section 1.06 “Affiliate” shall have the meaning set forth in Section 3.07.
Section 1.07 “By-laws” shall have the meaning set forth in Section 4.03.
Section 1.08 “Certificate of Incorporation” shall have the meaning set forth in Section 4.03.
Section 1.09 “Closing” shall mean one of the closings of a purchase and sale of Common Stock pursuant to Section 2.02.

Section 1.10 “Closing Price” means, for any Trading Day, the last trade of the Common Stock for such date on the Principal Market as reported by Bloomberg L.P.
Section 1.11 “Commitment Amount” shall mean the aggregate amount of up to $23,500,000 (which may be increased to up to $25,000,000 by written notice from the Company to the Investor, provided that at the time of such notice, the Company’s Registration Statement allows for the offering of the additional $1,500,000 of shares of Common Stock) which the Investor has agreed to provide to the Company in order to purchase the Shares pursuant to the terms and conditions of this Agreement; provided that, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase shares of Common Stock under this Agreement to the extent that after giving effect to such purchase and sale the aggregate number of shares of Common Stock issued under this Agreement would exceed 19.9% of the outstanding shares of Common Stock as of the date of this Agreement except that such limitation shall not apply in the event that the Company (i) obtains the approval of its stockholders as required by the applicable rules of the New York Stock Exchange for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Investor.
Section 1.12 “Commitment Fee” shall have the meaning set forth in 12.06(a).
Section 1.13 “Commitment Period” shall mean the period commencing on the Effective Date, and expiring upon the termination of this Agreement in accordance with Section 10.02.
Section 1.14 “Commitment Shares” shall have the meaning set forth in Section 12.04.
Section 1.15 “Common Stock” shall have the meaning set forth in the recitals of this Agreement.
Section 1.16 “Company Indemnitees” shall have the meaning set forth in Section 5.02.
Section 1.17 “Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.
Section 1.18 “Consolidation Event” shall have the meaning set forth in Section 6.06.
Section 1.19 “Damages” shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and costs and expenses of expert witnesses and investigation).
Section 1.20 “Effective Date” shall mean the date hereof.
Section 1.21 “Environmental Laws” shall have the meaning set forth in Section 4.10.
Section 1.22 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Section 1.23 “Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

Section 1.24 “Investor Indemnitees” shall have the meaning set forth in Section 5.01.
Section 1.25 “Market Price” shall mean the lowest daily VWAP of the Common Stock during the relevant Pricing Period which is greater than or equal to the Minimum Acceptable Price.
Section 1.26 “Material Adverse Effect” shall mean any condition, circumstance, or situation that has resulted in, or would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.
Section 1.27 “Maximum Advance Amount” shall be $1,000,000, or such other amount as may be agreed upon with the mutual consent of the parties.
Section 1.28 “Minimum Acceptable Price” or “MAP” shall have the meaning set forth in Section 2.01(c).
Section 1.29 “Overallotment Notice” shall have the meaning set forth in Section 2.01(b).
Section 1.30 “Ownership Limitation” shall have the meaning set forth in Section 2.01(a).
Section 1.31 “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
Section 1.32 “Plan of Distribution” shall have the meaning set forth in Section 6.01.
Section 1.33 “Pricing Period” shall mean the 5 consecutive Trading Days after the Advance Notice Date, subject to the Minimum Acceptable Price limitation.
Section 1.34 “Principal Market” shall mean the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the NYSE Euronext, whichever is at the time the principal trading exchange or market for the Common Stock.
Section 1.35 “Prospectus” shall mean the Base Prospectus, as supplemented by any Prospectus Supplement.
Section 1.36 “Prospectus Supplement” shall mean any prospectus supplement to the Base Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act.
Section 1.37 “Purchase Price” shall be set at 98.5% of the Market Price during the Pricing Period.
Section 1.38 “Registration Statement” shall mean the Company’s shelf registration statement filed with the SEC under the Securities Act on Form S-3 (Registration Number 333-171111) (or

another registration statement on a form promulgated by the SEC for which the Company then qualifies and which form shall be available for the registration of the offer and sale of the Shares) with respect to Shares to be offered and sold by the Company, as such Registration Statement may be amended and supplemented from time to time and including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act and any successor registration statement filed by the Company with the SEC under the Securities Act on a form promulgated by the SEC for which the Company then qualifies and which form shall be available for the registration of the sale of Shares to the Investor.
Section 1.39 “SEC” shall have the meaning set forth in the recitals of this Agreement.
Section 1.40 “SEC Documents” shall have the meaning set forth in Section 4.05.
Section 1.41 “Securities Act” shall have the meaning set forth in the recitals of this Agreement.
Section 1.42 “Settlement Document” shall have the meaning set forth in Section 2.02(a).
Section 1.43 “Shares” shall mean the shares of Common Stock to be issued from time to time hereunder pursuant to Advances and the Commitment Shares.
Section 1.44 “Trading Day” shall mean any day during which the Principal Market shall be open for business.
Section 1.45 “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Stock for such date on the Principal Market as reported by Bloomberg L.P. (based on a Trading Day from 9:00 a.m. (New York City time) to 4:02 p.m. (New York City time)).
Article II. Advances
Section 2.01 Advances; Mechanics. Subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VII hereof), the Company, at its sole and exclusive option, may issue and sell to the Investor, and the Investor shall purchase from the Company, shares of Common Stock on the following terms:
(a)	Advance Notice. At any time during the Commitment Period, the Company may require the Investor to purchase shares of Common Stock by delivering an Advance Notice to the Investor, subject to the conditions set forth in Section 7.01; provided, however, that (i) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than the Maximum Advance Amount, (ii) the aggregate amount of the Advances (including any additional amounts sold pursuant to an Overallotment Notice) pursuant to this Agreement shall not exceed the Commitment Amount, and (iii) in no event shall the number of shares of Common Stock issuable to the Investor pursuant to an Advance (including any additional amounts sold pursuant to an Overallotment Notice) cause the aggregate number of shares of Common Stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its affiliates to exceed 4.99% of the then outstanding Common Stock (the “Ownership

Limitation”). Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice, and, if applicable, upon the Investor’s receipt of a valid Overallotment Notice, the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Shares pursuant to such Advance Notice or Overallotment Notice in accordance with the terms of this Agreement; provided that the Company shall have the right to change the Minimum Acceptable Price during the Pricing Period, subject to Section 2.01(c).
(b)	Overallotment Notice. If the Closing Price of the Common Stock on the last day of the Pricing Period is greater than both (i) the arithmetic average of the daily VWAPs for the each day of the Pricing Period that is not an Excluded Day and other than the last day in the Pricing Period, and (ii) the Closing Price for the 4th day of the Pricing Period, and provided that the 4th day of the Pricing Period is not an Excluded Day, then the Company shall have the option, exercisable no later than noon Eastern Time on the Business Day immediately following the last day of such Pricing Period, by providing notice to the Investor (an “Overallotment Notice”), to elect to sell up to an additional 50% of the number of shares of Common Stock purchased by the Investor pursuant to the Advance related to such Pricing Period and set forth in the Settlement Document at a price per share equal to the Purchase Price.
(c)	Minimum Acceptable Price.
(i)	In relation to each Advance, the Company can set a minimum acceptable price at which it is willing to sell its shares to the Investor by (x) indicating a minimum acceptable price on the space provided on the Advance Notice (the “Initial MAP”), and/or (y) changing the Initial MAP, or if no Initial MAP was set, adding a minimum acceptable price, at any time during a Pricing Period, by providing notice to the Investor (a “MAP Change Notice”) setting forth a subsequent minimum acceptable price (the “Subsequent MAP” and each of the Initial MAP and the Subsequent MAP a “MAP” or “Minimum Acceptable Price”). Any Subsequent MAP shall take effect beginning on the Trading Day immediately following the day that the MAP Change Notice was received by the Investor. With respect to an Advance Notice issued by the Company with a MAP (including a Subsequent MAP), (A) the amount of the Advance set forth in such Advance Notice shall automatically be reduced by 20% for each Trading Day during the Pricing Period that the VWAP of the Common Stock is below the MAP in effect on such Trading Day (each such day, an “Excluded Day”), and (B) each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price.
(ii)	The number of Shares to be issued and delivered to the Investor at each Closing (in accordance with Section 2.02 of this Agreement) with respect to an Advance Notice with a MAP shall be determined based on the Advance Notice amount as reduced pursuant to Section 2.01(c)(i)(A) above, provided however, with respect to each Excluded Day the Investor shall purchase and the Company shall sell Shares (in a total amount for each Excluded Day not to exceed 20% of the amount of the Advance set forth in such Advance Notice) in an amount equal to (y) the number of Shares sold by the Investor on such Excluded Day, and (z) the number of additional Shares that the Investor may elect to purchase provided the Investor notifies the Company of any such election before 4:15 p.m. Eastern Time on the Trading Day immediately following such Excluded Day, in each case at a price per share equal to the MAP in effect on such Excluded Day (without any further discount).
(d)	Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A. An Advance Notice shall be deemed delivered on (i) the Trading Day if it is received by facsimile or otherwise by the Investor prior to 7:00 pm Eastern Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 7:00 pm Eastern Time on a Trading Day or at any time on a day which is not a Trading Day. No Advance Notice may be deemed delivered on a day that is not a Trading Day.

(e)	Ownership Limitation; Commitment Amount. In connection with each Advance Notice delivered by the Company, any portion of an Advance (including any additional amounts sold pursuant to an Overallotment Notice) that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate amount of Advances (including any additional amounts sold pursuant to an Overallotment Notice) shall automatically be withdrawn and Investor shall notify the Company within 1 Trading Day after each Advance Notice Date of the amount of such withdrawn portion of an Advance, if applicable.

(f)	Registration Limitation. In connection with each Advance Notice, any portion of an Advance (including any additional amounts sold pursuant to an Overallotment Notice) that would cause the aggregate offering price or number of Shares, as the case may be, to exceed the aggregate offering price or number of shares of Common Stock available for issuance and sale under the Registration Statement shall automatically be deemed to be withdrawn by the Company with no further action required by the Company.

(g)	Sales Notice. The Investor shall (i) provide the Company with a report attached to each Settlement Document detailing the total number of shares of Common Stock sold by the Investor on each day during the Pricing Period and (ii) upon request by the Company (A) provide the Company a report of its sales on a any particular day during the Pricing Period and (B) provide the Company a report which shall include the number of shares of the Company’s Common Stock sold by the Investor between the last such report and the date of the request and the number of shares of the Company’s common stock held by the Investor at such time.
Section 2.02 Closings. Each Closing shall take place as soon as practicable after each Advance Date in accordance with the procedures set forth below. In connection with each Closing the Company and the Investor shall fulfill each of its obligations as set forth below:
(a)	On each Advance Date, the Investor shall deliver to the Company a written document (each a “Settlement Document”) setting forth the amount of the Advance (taking into account any adjustments pursuant to Section 2.01), the Purchase Price, the number of shares of Common Stock to be issued and subscribed for (which in no event will be greater than the Ownership Limitation), and a report by Bloomberg, LP indicating the VWAP for each of the Trading Days during the Pricing Period, in each case taking into account the terms and conditions of this Agreement. The Settlement Document shall be in the form attached hereto as Exhibit B.
(b)	Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than three Trading Days after receipt thereof), the Company will instruct its transfer agent to electronically transfer and register in the name of the Investor the total number of shares issuable to the Investor pursuant to the Advance as specified in the Settlement Document by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System or by such other means of delivery as may be mutually agreed upon by the parties hereto (which in all cases will be covered by an effective Registration Statement) and upon doing so shall promptly deliver to the Investor confirmation (a “Confirmation”) that it has authorized and instructed its transfer agent to process such issuance. Promptly upon the Investor’s receipt of such Confirmation (and, in any event, not later than one Trading Day after receipt thereof) the Investor shall pay the total aggregate Purchase Price due to the Company as set forth in the Settlement Document in same day funds to an account designated by the Company. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares.

(c)	On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)	The parties hereto agree in good faith to (i) adjust any errors in the Settlement Document and (ii) make or return such payments and deliver or return such Shares to the extent required by any such adjustment to the Settlement Document, in each case as soon as reasonably practicable.
Section 2.03 Hardship. In the event the Investor sells shares of the Company’s Common Stock after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce, without the posting of a bond or other security, the terms and provisions of this Agreement.
Article III. Representations and Warranties of Investor
               Investor hereby represents and warrants to, and agrees with, the Company that the following are true and correct as of the date hereof and as of each Advance Date:
Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to purchase and hold the Shares. The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.
Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.
Section 3.03 No Legal Advice From the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.
Section 3.04 Investment Purpose. The securities are being purchased by the Investor for its own account, and for investment purposes. The Investor agrees not to assign or in any way transfer the Investor’s rights to the securities or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws. No other person has or will have a direct or indirect beneficial interest in the securities. The Investor agrees not to sell, hypothecate or otherwise transfer the Investor’s securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.
Section 3.05 Investor Status. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act and a “Qualified Institutional Buyer” as that term is defined in Rule 144A under the Securities Act.
Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. The Investor understands that its investment involves a high degree of risk. The Investor is in a position regarding the Company, which, based upon employment, family relationship or economic bargaining power, enabled and enables such Investor to obtain information from the Company in order to evaluate the merits and risks of this investment. The

Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.
Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act).
Section 3.08 Trading Activities. The Investor’s trading activities with respect to the Company’s Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Common Stock is listed or traded. Neither the Investor nor its affiliates has an open short position in the Common Stock, the Investor agrees that it shall not, and that it will cause its affiliates not to, (i) engage in any short sales of or any other hedging transactions with respect to the Common Stock or (ii) purchase any shares of Common Stock except for Common Stock purchased in connection with this Agreement, provided that the Company acknowledges and agrees that upon receipt of an Advance Notice the Investor has the right to sell the shares to be issued to the Investor pursuant to the Advance Notice prior to receiving such shares.
Article IV. Representations and Warranties of the Company
     Except as stated below, on the disclosure schedules attached hereto or in the SEC Documents, the Company hereby represents and warrants to, the Investor that the following are true and correct as of the date hereof:
Section 4.01 Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.
Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement and assuming the execution and delivery thereof and acceptance by the Investor, any related agreements, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.
Section 4.03 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock (“Preferred Stock”), of which as of September 30, 2010, 54,181,329 shares of Common Stock are issued and outstanding and 4,000,000 shares of Preferred Stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the SEC Documents, no shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in the SEC Documents, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company and (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement). Except as set forth in the SEC Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein. The Company has furnished or made available to the Investor true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.
Section 4.04 No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Common Stock is quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company is bound or affected and which would cause a Material Adverse Effect. Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries that would cause a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof except as such consent, authorization or order has been obtained as of the date hereof. All consents, authorization, orders, filings and registrations which the Company is required to make or obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are not aware of any fact or circumstance which is reasonably expected to give rise to any of the foregoing.
Section 4.05 SEC Documents; Financial Statements. Except as set forth in Schedule 4.05, the Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. The Company has delivered to the Investors or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.
Section 4.06 No Default. Except as disclosed in the SEC Documents, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or any of the exhibits or attachments hereto will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under its Certificate of Incorporation, By-Laws, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound, or any statute, or any decree, judgment, order, rules or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, in each case which default, lien or charge is reasonably likely to cause a Material Adverse Effect.
Section 4.07 Absence of Events of Default. Except for matters described in the SEC Documents and/or this Agreement, no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect.
Section 4.08 Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.
Section 4.09 Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.
Section 4.10 Environmental Laws. Except as would not have a Material Adverse Effect, the Company and its subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.
Section 4.11 Title. Except as set forth in the SEC Documents, the Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.
Section 4.12 Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary for similarly situated companies in the businesses in which the Company and its subsidiaries are engaged. The Company has not been refused any insurance coverage sought or applied for and the Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
Section 4.13 Regulatory Permits. Except as set forth in the SEC Documents, the Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.
Section 4.14 Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 4.15 No Material Adverse Breaches, etc. Except as set forth in the SEC Documents, the Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is reasonably expected in the future to have a Material Adverse Effect.
Section 4.16 Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.
Section 4.17 Subsidiaries. Except as disclosed in the SEC Documents, the Company does not presently own or control, directly or indirectly, any material interest in any other corporation, partnership, association or other business entity.
Section 4.18 Tax Status. Except as disclosed in the SEC Documents, the Company and each of its subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction except those being contested in good faith, and the officers of the Company know of no basis for any such claim.
Section 4.19 Certain Transactions. Except as set forth in the SEC Documents, as set forth in Schedule 4.19 and to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K, none of the officers or directors of the Company is presently a party to any material transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.
Section 4.20 Fees and Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.
Section 4.21 Use of Proceeds. The Company shall use the net proceeds from this offering for general corporate purposes and for such other purposes as set forth in the Registration Statement.
Section 4.22 Dilution. The Company is aware and acknowledges that issuance of shares of the Common Stock could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.
Section 4.23 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it may not be able to request Advances under this Agreement if there is not an effective Registration Statement or if any issuances of Common Stock pursuant to any Advances would violate any rules of the Principal Market. The Company further is aware and acknowledges that any fees paid or shares issued pursuant to Section 12.04 hereunder shall be earned on the date hereof and are not refundable or returnable under any circumstances.

Article V. Indemnification
     The Investor and the Company represent to the other the following with respect to itself:
Section 5.01 In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; (c) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; and (d) any cause of action, suit or claim brought or made against such Investor Indemnitee not arising out of any action or inaction of an Investor Indemnitee, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.
Section 5.02 In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; (c) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor; or (d) any cause of action, suit or claim brought or made against such Company Indemnitee not arising out of any action or inaction of a Company Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.
Section 5.03 Promptly after receipt by an Investor Indemnitee or Company Indemnitee under this Article V of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee shall, if an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V unless and to the extent the indemnifying party did not otherwise learn of such action and such failure result in the forfeiture by the indemnifying party of substantial rights and defenses and will not, in any event, relieve the indemnifying party from any obligations provided in this Article V. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the reasonable fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor

Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.
Section 5.04 The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received.
Section 5.05 The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Investor Indemnitee or Company Indemnitee against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.
Section 5.06 The obligations of the parties to indemnify or make contribution under this Article V shall survive termination.
Article VI.
Covenants of the Company
Section 6.01 Registration Statement and Prospectus.
(a)	The Company meets the requirements for use of Form S-3 under the Securities Act for the offering of the Shares, including but not limited to the transaction requirements for an offering made by the issuer set forth in Instruction I.B.6 to Form S-3.

(b)	The Registration Statement, including the Base Prospectus contained therein, was prepared by the Company in conformity with the requirements of the Securities Act and all applicable U.S. federal securities laws rules and regulations. Any amendment or supplement to the Registration Statement or Prospectus required by this Agreement will be so prepared and filed by the Company and, as applicable, the Company will use its commercially reasonable efforts to cause it to become effective as soon as reasonably practicable. No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or, to the knowledge of the Company, threatened by the SEC. Any reference herein to the Registration Statement, the Prospectus, or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated (or deemed to be incorporated) by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the SEC deemed to be incorporated by reference therein.

(c)	The Company has not distributed and, prior to the completion of the distribution of the Shares, shall not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Base Prospectus as supplemented by any Prospectus Supplement or such other materials, if any, permitted by the Securities Act.

(d)	During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Stock ceases to be registered under Section 12(g) of the Exchange Act or (iii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(e)	No Misstatement or Omission. Each part of the Registration Statement, when such part became or becomes effective, and the Prospectus, on the date of filing thereof with the SEC and at each date during the Pricing Period and as of each Closing conformed or will conform in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder; each part of the Registration Statement, when such part became or becomes effective, did not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, on the date of filing thereof with the SEC and at each date during the Pricing Period and as of each Closing did not or will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that the foregoing shall not apply to statements or omissions in any such document made in reliance on information furnished in writing to the Company by the Investor that is intended for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto.
Section 6.02 Listing of Common Stock. The Company shall use its commercially reasonable efforts to maintain the Common Stock’s authorization for quotation on the Principal Market and shall notify the Investor promptly if the Common Stock shall cease to be authorized for listing on the Principal Market.
Section 6.03 Certificate of Counsel. The Company shall cause the Investor to have received a certificate from counsel to the Company substantially in the form of Exhibit C attached hereto to the Investor prior to the first Advance Notice.
Section 6.04 Exchange Act Registration. The Company will use its best efforts to cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Exchange Act.
Section 6.05 Corporate Existence. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

Section 6.06 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will immediately notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events: (i) receipt of any request for additional information by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the SEC or any other Federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or Prospectus of any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement the Prospectus to comply with the Securities Act or any other law; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate; and the Company will promptly make available to the Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to the Investor any Advance Notice, and the Investor shall not sell any Shares pursuant to a Registration Statement, during the continuation of any of the foregoing events.
Section 6.07 Prospectus Supplements. The Company agrees that on such dates as the Securities Act shall require, the Company will file a Prospectus Supplement or other appropriate form as determined by counsel with the SEC under the applicable paragraph of Rule 424(b) under the Securities Act, which Prospectus Supplement will set forth, within the relevant period, the amount of Shares sold to the Investor, the net proceeds to the Company and the discount paid by the Investor with respect to such Shares. The Company shall provide the Investor at least 24 hours to comment on a draft of each such Prospectus Supplement (and shall give due consideration to all such comments) and shall deliver or make available to the Investor, without charge, an electronic copy of each form of Prospectus Supplement, together with the Base Prospectus. The Company consents to the use of the Prospectus (and of any Prospectus Supplement thereto) in accordance with the provisions of the Securities Act and with the securities or “blue sky” laws of the jurisdictions in which the Shares may be sold by the Investor, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company and its counsel is required to be set forth in the Prospectus or should be set forth therein in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other applicable law or regulation, the Company shall forthwith prepare and file with the SEC an appropriate Prospectus Supplement to the Prospectus and shall expeditiously furnish or make available to the Investor an electronic copy thereof.

Section 6.08 Consolidation; Merger. If an Advance Notice has been delivered to the Investor and the transaction contemplated in such Advance Notice has not yet been closed in accordance with its terms, then the Company shall not effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity (a “Consolidation Event”) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.
Section 6.09 Issuance of the Company’s Common Stock. The sale of the shares of Common Stock by the Company to the Investor hereunder shall be made in accordance with the provisions and requirements of the Securities Act and any applicable state securities law.
Section 6.10 Market Activities. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Stock.
Section 6.11 Opinion of Counsel Concerning Resales. Provided that the Investor’s resale of Common Stock received pursuant to this Agreement may be freely sold by the Investor either pursuant to an effective Registration Statement, in accordance with Rule 144, or otherwise, the Company shall obtain for the Investor, at the Company’s expense, any and all opinions of counsel which may be required by the Company’s transfer agent to issue such shares free of restrictive legends, or to remove legends from such shares.
Section 6.12 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors, (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market; provided, however that the Investor shall pay all of its expenses, including but not limited to all fees and disbursements of the Investor’s counsel, accountants and other advisors.
Section 6.13 Initial Disclosure. Promptly after the date hereof (and prior to the Company delivering an Advance Notice to the Investor hereunder), the Company shall file with the SEC a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information required to be disclosed therein (the “Initial Disclosure”) and shall provide the Investor with 24 hours to review the Initial Disclosure prior to its filing.
Section 6.14 Compliance With Laws. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.
Section 6.15 Comfort Letters. At the request of the Investor and within a reasonable period of time (a) prior to the first Advance contemplated hereby, and (b) after the date of filing of each Annual Report on Form 10-K which was incorporated by reference in the Registration Statement for a period in which Advances totaling at least $2 million were received, the Company will request that its independent accountants furnish to the Investor a letter, in form and substance reasonably satisfactory to the Investor, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company.
Article VII.
Conditions for Advance and Conditions to Closing
Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance Notice is subject to the satisfaction by the Company, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:
(a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects.

(b)	Registration of the Common Stock with the SEC. The Registration Statement is effective and the Company is not aware of any of the events set forth in Section 6.06 hereof. The Initial Disclosure shall have been filed with the SEC, all other Prospectus Supplements shall have been filed with the SEC, as required pursuant to Section 6.07 hereof and an electronic copy of such Prospectus Supplement together with the Base Prospectus shall have been delivered or made available to the Investor. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required of a “reporting company” under the Exchange Act and applicable SEC regulations that are necessary to maintain the effectiveness of the Registration Statement.

(c)	Authority. The Company shall have obtained all permits and qualifications required by any applicable state securities laws for the offer and sale of the shares of Common Stock, or shall have the availability of exemptions therefrom. The sale and issuance of the shares of Common Stock shall be legally permitted by all applicable securities laws and regulations to which the Company is subject.

(d)	No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the SEC or any other federal or state governmental, administrative or self regulatory authority during the period of effectiveness of the Registration Statement, the response to which would require any amendments or supplements to the Registration Statement or Prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any applicable jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any statement made in the Registration Statement or the Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under and as of the date which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required.

(e)	Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to each Condition Satisfaction Date.

(f)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that is reasonably likely to have a Material Adverse Effect.

(g)	No Suspension of Trading in or Delisting of Common Stock. The Common Stock is trading on a Principal Market and all of the shares issuable pursuant to such Advance Notice will be listed or quoted for trading on such Principal Market and the Company believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future. The issuance of shares of Common Stock with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any notice threatening the continued listing of the Common Stock on the Principal Market.

(h)	Maximum Advance Amount. The amount of an Advance requested by the Company shall not exceed the Maximum Advance Amount.

(i)	Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to such Advance Notice.

(j)	Executed Advance Notice. The Investor shall have received the Advance Notice executed by an officer of the Company and the representations contained in such Advance Notice shall be true and correct as of each Condition Satisfaction Date.

(k)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.
Article VIII.
Non-Disclosure; Non-Public Information; Public Announcement
     Nothing herein shall require the Company to disclose any material non-public information to the Investor without also disseminating such information to the public.
     Neither party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other party, unless a press release or public announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party shall give the non disclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that the Company will file the Initial Disclosure in accordance with Section 6.13.
Article IX.
Choice of Law/Jurisdiction
     This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.
Article X. Assignment; Termination
Section 10.01 Assignment. Neither this Agreement nor any rights of the parties hereto may be assigned to any other Person.
Section 10.02 Termination.
(a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 24-month anniversary of the Effective Date, or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of the Commitment Amount.

(b)	The Company may terminate this Agreement effective upon fifteen Trading Days’ prior written notice to the Investor; provided that (i) there are no Advances outstanding, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. In the event of any termination of this Agreement by the Company hereunder, so long as the Investor owns any shares of Common Stock issued hereunder, unless all of such shares of Common Stock may be resold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144, the Company shall not suspend or withdraw the Registration Statement or otherwise cause the Registration Statement to become ineffective, or voluntarily delist the Common Stock from the Principal Markets.

(c)	The obligation of the Investor to make an Advance to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Date that has not yet occurred) in the event that (i) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of 50 Trading Days, other than due to the acts of the Investor, during the Commitment Period, or (ii) the Company shall at any time fail materially to comply with the requirements of Article VI and such failure is not cured within 30 days after receipt of written notice from the Investor, provided, however, that this termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to such Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC.

(d)	Nothing in this Section 10.02 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.
Article XI. Notices
     Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested; (iii) 3 days after being sent by U.S. certified mail, return receipt requested, or (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications, except for Advance Notices which shall be delivered in accordance with hereof, shall be:

If to the Company, to:	Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
Attention: Shai Even, CFO
Telephone: 972 367 3669
Facsimile: 972 367 3726

With a copy to:	Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
Attention: Michael Oster
Telephone: 972 367 3707
Facsimile: 972 367 3724

If to the Investor(s):	YA Global Master SPV Ltd.
101 Hudson Street —Suite 3700
Jersey City, NJ 07302
Attention: Mark Angelo
Portfolio Manager
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

With a Copy to:	David Gonzalez, Esq.
101 Hudson Street — Suite 3700
Jersey City, NJ 07302
Telephone: (201) 985-8300
Facsimile: (201) 985-8266
Each party shall provide 5 days’ prior written notice to the other party of any change in address or facsimile number.
Article XII. Miscellaneous
Section 12.01 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause 4 additional original executed signature pages to be physically delivered to the other party within 5 days of the execution and delivery hereof, though failure to deliver such copies shall not affect the validity of this Agreement.
Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.
Section 12.03 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading

Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.
Section 12.04 Fees. The Company shall compensate the Investor and pay certain fees and expenses of the Investor, or its designee, as set forth on Schedule 12.04 attached hereto.
Section 12.05 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.
Section 12.06 Confidentiality. Except as otherwise set forth herein, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herein.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Distribution Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY: Alon USA Energy, Inc.
By:	/s/ David Wiessman
	Name:	David Wiessman
	Title:	Chairman

INVESTOR: YA Global Master SPV Ltd.
By:	Yorkville Advisors, LLC
Its: Investment Manager

By:	/s/ Gerald Eicke
	Name:	Gerald Eicke
	Title:	Managing Member

Schedule 4.05
The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Annual Report”) was not filed with the SEC within the time prescribed by the rules of the SEC. The Company filed its 2008 Annual report on April 10, 2009.

Schedule 4.19
None

Schedule 12.04
(a)	Structuring and Due Diligence Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid a structuring and due diligence fee of $30,000 to Yorkville Advisors, LLC.
(b)	Commitment Fee; Commitment Shares. The Company shall pay to the Investor a commitment fee (the “Commitment Fee”) of $500,000, of which (i) $250,000 shall be paid within 3 days of the Effective Date, and (ii) $250,000 shall be paid on the 3 month anniversary of the Effective Date. The Company shall pay the Commitment Fee either in cash, or by issuing to the Investor shares of Common Stock (such shares, the “Commitment Shares”), or a combination of cash and Commitment Shares. The number of Commitment Shares to be issued by the Company to the Investor shall be equal to the amount of the Commitment Fee the Company chooses to pay in Commitment Shares divided by (y) the average of the VWAPs for the 5 consecutive Trading Days immediately prior to the Effective Date with respect to the first tranche of the Commitment Fee, and (z) the average of the VWAPs for the 5 consecutive Trading Days immediately prior to the 3 month anniversary of the Effective Date with respect to the second tranche of the Commitment Fee. The issuance of any Commitment Shares shall registered on the Registration Statement.